Registration No. 333-101755

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER THE
THE SECURITIES ACT OF 1933

SonomaWest Holdings, Inc.
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-1069729 (I.R.S. Employer Identification No.)

2064 Highway 116 North, Sebastopol, California	95472
(Address of Principal Executive Offices)	(Zip Code)

2002 Stock Incentive Plan
(Full title of the plan)

Craig R. Stapleton	With a copy to:
President	Ronald R. Levine, II, Esq
SonomaWest Holdings, Inc.	Davis Graham & Stubbs LLP
2064 Highway 116 North	1550 Seventeenth Street, Suite 500
Sebastopol, California 95472	Denver, Colorado 80202
(Name and address of agent for service)

(707) 824-2534	(303) 892-9400
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

SonomaWest Holdings, Inc., a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission on December 10, 2002, a registration statement on Form S-8 (Registration No. 333-101755) (the “Registration Statement”), to which this Post-Effective Amendment No. 1 relates, for the purpose of registering 75,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”), which were originally registered for issuance pursuant to the Registrant’s 2002 Stock Incentive Plan.

On June 23, 2011, Stapleton Acquisition Company, a Delaware corporation (“SAC”), merged with and into the Registrant pursuant to Section 251 of the General Corporation Law of the State of Delaware, with the Registrant as the surviving corporation (the “Merger”).

As a result of the Merger, each issued and outstanding share of Common Stock other than shares owned by SAC or the Registrant, or by stockholders who have perfected appraisal rights, has been cancelled and converted into the right to receive an amount in cash equal to $10.05, without interest. Accordingly, the Registrant has terminated all offerings of its Common Stock pursuant to the Registration Statement and hereby removes from registration, by means of this Post-Effective Amendment No. 1, all shares of Common Stock registered under the Registration Statement that remain available for issuance and sale thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sebastopol, State of California, on the 24th day of June, 2011.

SONOMAWEST HOLDINGS, INC.

By:	/s/ Craig R. Stapleton
Craig R. Stapleton
President